Exhibit 4.14

THIRD AMENDMENT TO LOAN AGREEMENT

This THIRD AMENDMENT TO LOAN AGREEMENT (this “Third Amendment”), dated and effective as of July 18, 2022 (the “Third Amendment Effective Date”), is made by and among LUMIRADX INVESTMENT LIMITED, a private company with limited liability incorporated under the laws of England and Wales with company number 10260187 (as “Borrower” and a Credit Party), BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR LIMITED PARTNERSHIP, a limited partnership established under the laws of England and Wales with registration number LP020944 (“BPCR”) and BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (“BioPharma Credit” and together with BPCR, the “Lenders” and each a “Lender”).

RECITALS

A. The Collateral Agent, the Lenders, the Borrower, the Parent and the other Credit Parties thereunder have entered into that certain Loan Agreement, dated as of March 23, 2021 (as amended pursuant to the First Amendment to Loan Agreement dated March 28, 2022, the Second Amendment to Loan Agreement dated June 17, 2022 and as further amended from time to time, the “Loan Agreement”).

B. In accordance with Section 11.5 (Amendments in writing; integration) of the Loan Agreement, the Borrower (acting for its own behalf and on behalf of the other Credit Parties), the Collateral Agent and the Lenders desire to make an amendment to the definition of “Qualifying Financing” in Section 13.1 of the Loan Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. All capitalized terms used in this Third Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. The rules of interpretation set forth in the first paragraph of Section 13.1 of the Loan Agreement shall be applicable to this Third Amendment and are incorporated herein by this reference.

2. Amendment to Loan Agreement.

With effect from the date hereof, the Loan Agreement shall be amended by deleting the definition of “Qualifying Financing” in Section 13.1 of the Loan Agreement in its entirety and replacing it as follows:

““Qualifying Financing” means the Issuer raising, following the Amendment Effective Date, gross proceeds in an aggregate amount equal to or greater than $100,000,000 (or its equivalent in another currency or currencies) through the issue of Qualifying Equity Interests.””.

3. Representations and Warranties; Reaffirmation; Covenant to Deliver.

a. The Borrower hereby represents and warrants to each Lender and the Collateral Agent as follows:

i.	The Borrower has all requisite power and authority to enter into this Third Amendment and to carry out the transactions contemplated hereby.

ii.

This Third Amendment has been duly executed and delivered by the Borrower and, subject to the Legal Reservations, is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms.

iii.

The execution, delivery and performance by the Borrower of this Third Amendment have been duly authorized and do not and will not: (A) contravene the terms of such Person’s Operating Documents; (B) violate any Requirements of Law, except to the extent that such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (C) conflict with or result in any breach or contravention of, or require any payment to be made under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or the assets or properties of such Person or any of its Subsidiaries or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Person or any of its properties or assets are subject, except to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (D) require any Governmental Approval, or other action by, or notice to, or filing with, any Governmental Authority (except such Governmental Approvals or other actions, notices and filings which have been duly obtained, taken, given or made on or before the Third Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (E) require any approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Person other than a Governmental Authority, including such Person’s stockholders, members or partners, (except such approvals, consents, exemptions, authorizations, actions, notices and filings which have been or will be duly obtained, taken, given or made on or before the Third Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; or (F) constitute a material breach of or a material default under (which such default has not been cured or waived) or an event of default (or the equivalent thereof, however described) under, or could reasonably be expected to give rise to the cancellation, termination or invalidation of or the acceleration of such Person’s or any Subsidiary’s obligations under, any Material Contract.

b. The Borrower hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Third Amendment, except as expressly provided herein. By executing this Third Amendment, the Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Third Amendment.

4. References to and Effect on Loan Agreement. Except as specifically set forth herein, this Third Amendment shall not modify or in any way affect any of the provisions of the Loan Agreement, which shall remain in full force and effect and are hereby ratified and confirmed in all respects. On and after the Third Amendment Effective Date, all references in the Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Loan Agreement as amended by this Third Amendment.

5. Successors and Assigns. This Third Amendment binds and is for the benefit of Borrower, the other Credit Parties, Issuer, Lenders and the Collateral Agent and their respective successors and permitted assigns.

6. Governing Law; Venue; Jury Trial Waiver. This Third Amendment shall be construed in accordance with and governed by the law of the State of New York. The provisions of Section 10 (Choice of law, Venue and Jury Trial Waiver Etc.) of the Loan Agreement shall apply hereto as if more fully set forth herein as if references therein to “this Agreement” were references to this Third Amendment.

7. Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Third Amendment. Delivery of an executed counterpart of this Third Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Third Amendment.

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IN WITNESS WHEREOF, the undersigned hereto have caused this Third Amendment to be executed as of the date first written above by each of their officers thereunto duly authorized.

LUMIRADX INVESTMENT LIMITED,
as Borrower and a Credit Party on its own behalf and on behalf of each other Credit Party

By	/s/ Dorian LeBlanc
Name:	Dorian LeBlanc
Title:	Chief Financial Officer

BIOPHARMA CREDIT PLC, as Collateral Agent

By: Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

BPCR LIMITED PARTNERSHIP, as Lender

By: Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC,

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, as Lender

By: BioPharma Credit Investments V GP LLC, its general partner

By: Pharmakon Advisors, LP, its Investment Manager

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	CEO and Managing Member